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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                               Commission File Number 0-17756
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                                                       Cusip Number 210446308
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(Check One):[ ] Form 10-K and Form 10-KSB [ ] Form 11-K [ ] Form 20-F
            [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                 For Period Ended: March 31, 2002
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                 [  ]     Transition Report on Form 10-K and Form 10-KSB
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q and Form 10-QSB
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
        Consulier Engineering, Inc.
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Former Name if Applicable

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Address of Principal Executive Office (STREET AND NUMBER)
        2391 Old Dixie Highway
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City, State and Zip Code
        Riviera Beach, FL 33404
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PART II - RULE 12b-25(b) AND (c)

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[X] If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-KSB or portion thereof could not be filed within the prescribed time period.

     Management has not completed their review of certain transactions that could have a material effect on the financial statements.
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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification

              Alan R. Simon               (561)               493-5700
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                  (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date May 13, 2002                    By /s/ Alan R. Simon
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                                        Alan R. Simon
                                        Secretary and Treasury